Exhibit 10.2

DISTRIBUTORSHIP AGREEMENT

This Distributorship Agreement (Agreement) is entered into as of the 6th day of April, 2000 between SCHICK TECHNOLOGIES, INC., 3100 47th Avenue, Long Island City, New York 11101, hereinafter referred to as “Vendor”, and PATTERSON DENTAL COMPANY, 1031 Mendota Heights Rd., St. Paul, MN 55120, hereinafter referred to as “Patterson.”

RECITALS

WHEREAS, Vendor provides certain products for the dental industry and desires to increase its penetration of the United States and Canadian markets, and Patterson desires to distribute these products into the defined territory in accordance with the terms and conditions hereof,

NOW, THEREFORE, it is mutually agreed:

Definitions

The “Products” means the products described on Schedule I.

The “Territory” is the United States of America and Canada.

1.

Appointment and Acceptance. Vendor hereby appoints Patterson as its exclusive distributor, and Patterson hereby accepts appointment as the exclusive distributor of the Products together with all additions thereto, improvements and modifications thereof for and within the Territory. Patterson may sell the Products in the Territory through its subsidiaries.

2.

Term. The term of this Agreement shall be for a period of three (3) year(s) from the date hereof (Initial Term) and shall automatically renew for successive one (1) year periods (Renewal Term) unless terminated as provided herein.

3.

Duties of Distributor. Patterson agrees that during the term hereof it will promote the sale and distribution of Products throughout the Territory. Patterson shall maintain an adequate staff of personnel knowledgeable with respect to the Products to discharge its responsibilities hereunder, which shall include Patterson maintaining at least one technical sales representative per branch focused on the Products. Also, Patterson shall appoint a corporate staff person to be responsible for the Products. A detailed resource plan shall be described in the marketing plan to accompany this Agreement or to be developed by the parties.

4.

Certain Direct Sales. Vendor shall not, except through Patterson, either sell Products in the Territory or appoint any agent, sales representative or other distributor to sell Products in the Territory regardless of the title by which such person may be labeled, nor shall Vendor sell Products in the Territory through the use of mail order solicitation, the internet or catalogs, provided, however, Vendor may sell direct to schools and governmental agencies, and may sell OEM non-Schick branded products to manufacturers.

5.

Pricing. Vendor agrees to sell the Products to Patterson at the prices indicated in Schedule II. The prices shall be firm for the first year; thereafter, prices shall be re-established in good faith by mutual agreement annually.

6.

Payment Terms. Sales from Vendor to Patterson shall be on open account, net invoice price payable within thirty (30) days from receipt of invoice. A prompt payment discount of 1% shall apply if payment is made within ten (10) days from date of invoice.

7.	Shipments. All shipments shall be F.O.B. Vendor’s facility. Patterson shall designate the carrier. Patterson shall be responsible for taxes, insurance and freight charges.
8.

Selling Aids and Training. Vendor will provide Patterson with reasonable quantities of current Product information, promotional materials such as photographs and artwork and technical literature. In addition, Vendor shall furnish ratings and specifications for the Products in conformity with United Sates and Canadian standards so that Patterson shall not have to do any testing. Upon Patterson’s reasonable request, technical help shall also be furnished to Patterson without cost. Vendor shall supply Patterson from time to time with copies of its catalogs, brochures, direct mail, advertising and promotional materials, including audio-visual tapes and Product data, which Patterson may use in developing its own advertising and promotional material for the Products. In addition to the foregoing support, upon Patterson’s reasonable request, Vendor will provide assistance and training to Patterson’s personnel at Patterson locations in the United States and Canada.

9.

Cooperative Marketing. Each party shall develop and implement a marketing plan which shall include the terms of the plan dated the same date as this Agreement to promote the sale of the Products, including development of a mutually agreeable marketing budget, and, where appropriate, joint advertising and promotional efforts. Such advertising and promotional programs will include all trade shows and dental conventions at which Patterson is participating. Vendor shall provide Patterson any sales leads generated through such activity. Vendor and Patterson reserve the right to disapprove any advertising which varies substantially from the type and kind in general use by Patterson or Vendor in the United States and Canada as long as such disapproval is communicated within 48 hours of receipt. In the event of such disapproval by either Vendor or Patterson, neither Vendor nor Patterson will utilize or disseminate the advertising in question.

10.

Governmental Compliance. Vendor represents and warrants to Patterson (i) that the Products have been cleared for sale in the United States by the United States Food and Drug Administration (“FDA”); (ii) that Vendor has complied with all FDA requirements pertaining to the Products, including registration and listing of the Products as a device; (iii) that the Products comply with all regulations of Canadian governmental authorities and are cleared for sale in Canada by the applicable Canadian governmental authorities; (iv) that the Products comply with the requirements of Underwriters Laboratories, if applicable; and (v) that the Products will be manufactured in accordance with applicable Good Manufacturing Practice (GMP) regulations.

11.

Confidential Information. Patterson agrees to use reasonable efforts to maintain the confidentiality of any confidential or proprietary information of Vendor, including technical knowledge respecting the Products, which Vendor specifically advises Patterson, or which Patterson reasonably should be aware, is information classified as confidential. Upon termination of this Agreement, Patterson shall not use any confidential or proprietary information of Vendor for any reason or purpose except to fulfill service obligations to customers who purchased Products from Patterson before termination of this Agreement.

12.	Intellectual Property Rights.
12.1.

Vendor represents that it has no knowledge or reason to believe that any of the trademarks, copyrights, patents or other intellectual property rights relating to any of the Products, whether owned by Vendor or others, infringe upon or violate the intellectual property rights (including patents, trademarks, copyrights, symbols or designs) of any third party.

12.2.

If Patterson shall have found that Vendor trademarks, copyrights, patents or other intellectual property rights are being disputed or infringed by a third party, Patterson shall promptly inform Vendor thereof and assist Vendor in taking steps necessary to protect its rights. Patterson, however, shall have no obligation to bring or maintain legal proceedings to protect Vendor’s interests.

13.

Protection for Products Liability and Intellectual Property Rights. Vendor will indemnify, defend and hold Patterson harmless from and against any claim, demand, action, loss, cost, damage and expense (including attorneys’ fees and expenses) arising out of or based upon any claim by any person (i) by reason of the alleged defective manufacture or design of the Products or failure of the Products to meet the specifications for said Products set forth in the invoices, documentation or other sales literature applicable thereto approved by Vendor, or (ii) claiming that the intellectual property rights relating to any of the Products of Vendor as described in Section 12 hereof infringe upon the rights of any third party. Vendor shall have the right to assume full control of the defense and settlement of any such claim, including without limitation any modification of the Products which may be appropriate in Vendor’s judgment in connection with any infringement suit, and Patterson shall cooperate with Vendor with respect thereto. Vendor shall maintain public liability insurance including products liability, with limits of not less then $1,000,000 per occurrence, and shall deliver to Patterson certificates evidencing such insurance, with broad form vendor’s endorsement for Patterson’s benefit naming Patterson and its subsidiaries as additional insureds.

14.	Return Policy.
14.1.

New Inventory. Vendor realizes that Patterson may not immediately know the stock requirements for its trading area. To help Patterson adjust its inventory, Patterson may return to Vendor new unopened and opened inventory of Products in saleable condition for credit at Patterson’s cost, provided such inventory is returned within 120 days of Patterson’s receipt thereof. If such returned inventory is in saleable condition and shipped freight prepaid no restocking or repacking charge will be made for returned Products.

14.2.

Discontinued Distributor. In the event Vendor discontinues Patterson as an exclusive distributor upon the terms and conditions herein set forth, Vendor agrees to take back all saleable merchandise under the terms of Section 14.1 hereof. The amount of any credit (net of any amount owed Vendor by Patterson for Product purchases) shall be paid by Vendor to Patterson within thirty (30) days of Patterson’s request therefor.

14.3.

Customer Returns. Provided Patterson has made all reasonable, good faith efforts to satisfy the end-user customer, in the event such end-user customer returns any Product to Patterson for credit within 45 days following the date of delivery of the Product to the customer, and Patterson notifies Vendor of such return within said 45-day period, Patterson may return such Product to Vendor for credit at Patterson’s cost. A restocking charge equal to five percent (5%) of Patterson’s purchase price for the Product will be assessed by Vendor in connection with any Product returned pursuant to this Section 14.3. Such returned Product shall be shipped to Vendor freight prepaid.

15.	Termination.
15.1.	Basis for Termination:
15.1.1.

Either party shall have the right to terminate this Agreement upon a minimum of ninety (90) days written notice prior to the expiration of the Initial Term or any Renewal Term. In the event such notice is given, the termination date shall be the last day of the Initial Term or any Renewal Term, as the case may be.

15.1.2.	The parties may terminate this Agreement at any time upon mutual written agreement, in which event the termination date shall be the date upon which the parties mutually agree.
15.1.3.	In addition to the foregoing, this Agreement may be terminated by either party upon thirty (30) days notice to the other if either party:
(i)	Makes an assignment for the benefit of creditors or institutes a proceeding as a debtor under any law relating to insolvency or bankruptcy and is adjudicated an insolvent or a bankrupt;
(ii)	Fails for forty-five (45) days to have discharged any involuntary proceedings brought against it under any insolvency or bankruptcy law; or
(iii)	Fails to remedy any default in performance of the terms of this Agreement within thirty (30) days of written notice of such lack of performance from the other party.

15.1.4.

Either party may terminate this Agreement upon ninety (90) days written notice after expiration of the first or second year hereof if the parties have not agreed upon new prices under Section 5 prior to the end of such year.

15.2.	Obligations Upon Expiration or Termination. Upon the expiration or termination of this Agreement:
15.2.1.	Patterson shall return to Vendor all price lists, catalogs, brochures current advertising and sales materials furnished by Vendor;
15.2.2.

Patterson shall remove from its stationery, advertising literature, and places of business all references to Vendor and the Products and shall not use any of Vendor trademarks, trade names or symbols or any trademark, trade name or symbol confusingly similar thereto; and

15.2.3.	Patterson may return for credit saleable Products, and shall receive payment therefor, in accordance with Section 14 hereof.
15.3.

Limitation of Liability. In no event shall either party be liable to the other for any incidental, indirect or consequential damages arising out of the termination by either party of this Agreement pursuant to this Section 15.

16.	Warranty.
16.1.

Vendor’s obligations with respect to the Products are limited to Vendor’s Standard Warranties contained in Schedule III appended hereto. All such warranties shall be for the benefit of Patterson and its customers. In the case of new and unused Products, the warranty period shall not commence until the date of sale to the end-user. Patterson will inform Vendor of the information specified in Section 16.4 regarding the end-user so that Vendor can start the warranty period.

16.2.

Patterson agrees to cooperate fully with Vendor in carrying out Vendor’s Standard Warranty , in accordance with procedures specified herein or which may be specified in writing by Vendor from time to time.

16.3.

Patterson will not modify any of the Products without the prior specific written permission of Vendor. Any modifications to the Products performed in the Territory by Patterson pursuant to this paragraph will fall outside Vendor’s Standard Warranty, and will be the sole responsibility of Patterson.

16.4.

Product Registration. For Vendor’s warranty purposes, Patterson shall provide the following information to Vendor in connection with each Product order, within five (5) business days of Patterson’s sale of any Product:

16.4.1.	name, address, telephone and fax numbers of End-User;

16.4.2.	names of other contact person(s);
16.4.3.	quantity and description of all of End-User’s Product(s);
16.4.4.	all serial numbers of End-User’s Product(s);
16.4.5.	date of shipment; and
16.4.6.	date of installation.

Vendor shall provide Patterson with registration forms for such information, to be completed by Patterson. End-User shall not be entitled to receive warranty service from Vendor unless and until such information has been provided to Vendor.

17.	Miscellaneous.
17.1.

Relationship and Authority. Patterson and Vendor are independent contractors and nothing herein shall be construed to create the relationship of employer and employee, partners, joint venturers or principal and agent between Vendor and Patterson, between Vendor and the employees of Patterson or between Patterson and the employees of Vendor.

17.2.

Force Majeure. Neither party to this Agreement shall be liable for its failure to perform its obligations hereunder due to events beyond its reasonable control, including, but not limited to, strikes, riots, wars, fire, acts of God, acts in compliance with any law, regulation or order (whether valid or invalid) of the United States of America or any state thereof or any other domestic or foreign governmental body or instrument thereof having jurisdiction in the matter. Delay occasioned thereby shall not be considered a breach of this Agreement.

17.3.

Entire Agreement. This Agreement, including the schedules, exhibits and addendum, hereto, which are incorporated herein by reference, constitutes the entire agreement between Vendor and Patterson. All prior or contemporaneous agreement, proposals, understanding and communications between or involving Vendor and Patterson, whether oral or in writing, are merged into this Agreement. The terms contained in this Agreement shall supercede any conflicting terms contained in any purchase order, invoice or other document used or submitted by either party in connection with the purchase of products covered by this Agreement. This Agreement may be amended only by a writing signed by all parties.

17.4.

Successors and Assigns. This Agreement shall not be assigned by either Vendor or Patterson without the prior consent of the other party; provided, however, that Patterson may, without being released from its obligations hereunder, assign this Agreement to any of its wholly owned subsidiaries, provided such subsidiary assumes in writing all of Patterson’s obligations hereunder.

17.5.

Notices. All communications, including without limitation consents and changes of address, required or permitted hereunder shall be in writing and shall be effective upon delivery or within five (5) days after the mailing thereof by certified mail, postage prepaid, or by overnight courier delivery, addressed as provided herein.

17.6.

Arbitration. The parties shall attempt to resolve amicably all disputes, differences and controversies arising out of, under or in connection with this Agreement through the good faith effort of the parties; if the parties’ efforts are not successful within thirty (30) days after their commencement, the matter shall be settled and finally determined by arbitration in Minneapolis, Minnesota before the American Arbitration Association under the then existing commercial rules of the American Arbitration Association.

17.7.	Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and governed by the laws of the state of Minnesota.
18.	Minimum Purchase Ouota.
18.1.	Quota. A minimum purchase quota for each year of the Initial Term for each category of Product shall be as set forth in Schedule IV to this Agreement.
18.2.

Failure to Meet Quota. In the event Patterson fails to achieve the annual quota, Vendor may terminate this Agreement at any time thereafter by giving Patterson at least thirty (30) days prior written notice.

18.3.

Purchase Obligation. It is understood that the quota requirements set forth herein impose no obligation upon Patterson to make payments or commitments for the payment of money to Vendor other than for Product actually purchased, and Patterson shall not be liable for damages resulting solely from its failure to meet the quota requirements set forth herein.

18.4.	Initial Purchase. Patterson agrees to issue an initial purchase order for Products in the minimum amount of $500,000 upon the commencement of this Agreement.
18.5.

Lack of Products. If Patterson is unable to purchase the required quantity of Products due to the inability of Vendor to supply Products, such failure to purchase shall not constitute a default of this Section 18 and, in such event, in lieu of actual purchases, the sales quota shall be measured by the orders placed by Patterson.

18.6.

Performance Rebate. If Patterson meets the minimum annual purchase quota as set forth in Schedule IV, Vendor shall pay to Patterson within 45 days following the end of each year of the Initial Term a cash rebate equal to two and one-half percent (2 ½%) of its purchases during the year.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and executed as of the day and year first above written.

VENDOR:

By	/s/ David Schick
Its	CEO

PATTERSON DENTAL COMPANY

By	/s/ Brian S. Watson
Its	Vice President, Marketing

Schedule I

Products

All Current Schick Branded Dental Products including;

Schick CDR intraoral digital X ray system

Schick CDR single user software

Schick CDR multi user software

Schick CDR Pan–Digital Panaoramic Upgrade system

Schick CDR Cam

Schick Accessories

Right of First Refusal

Vendor grants Patterson Rights of First Refusal in connection with the sale and distribution of future Schick-branded dental Products.

Schedule II

Pricing

Software
B1030014	CD-Rom CDR Single User S/W	***
B1030015	CD-Rom CDR Multi User S/W	***

Sensors
B1203050	Size 2	***
B1103050	Size 1	***
B1303050	Size 0	***

Sensor Holders
B1071101	Holder set Size 2	***
B1071102	Holder set Size 1	***
B1071103	Holder set Size 0	***

USB Station
B2202100	CDR USB Remote	***
B2501100	CDR USB Footpedal	***
A1111400	Cable USB Type A m/m 2m	***

CDR Camera
B6301100	CDR Camera Handpiece	***
B6311101	CDR Camera Power Supply	***
A1115700	CDR Camera Cable	***

CDR Pan
B4770000	CDR Panoramic System	***

_________________________

*** Indicates the omission of confidential material pursuant to the request for confidential treatment made in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential material is being filed separately with the Securities and Exchange Commission.

Schedule III

Product Warranty

All Hardware Products are complete with limited warranty coverage for defects in materials and workmanship for a period of 12 months following the date of shipment of the Product to the End-User.

For the initial 6 months following the date of shipment of the Product to the End-User, all Hardware Products shall also have comprehensive warranty coverage for any cause.

All Software products are complete with upgrades to new S/W revisions for 12 months.

(Details of service offerings beyond the above will be discussed and finalized)

Schedule IV

Annual Purchase Quota

Year (12 month period)	Minimum Purchase Quota
Year 1	***
Year 2	***
Year 3	***

***

***; if the Net Purchase is less than Patterson’s Minimum Purchase Quota under the Agreement, then Patterson shall not have met the Minimum Purchase Quota under the Agreement.

If Vendor has paid Patterson a rebate based on Patterson’s having met the Minimum Purchase Quota and it is subsequently determined that such quota was not met, Patterson shall refund the amount of such rebate to Vendor within *** days of such determination.

_________________________

*** Indicates the omission of confidential material pursuant to the request for confidential treatment made in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential material is being filed separately with the Securities and Exchange Commission.